Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

USCB FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to be Paid	Primary Offering:
	Equity	Common Stock, $1.00 par value per share (3)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Equity	Preferred Stock, $1.00 par value per share (3)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Debt	Debt Securities (4)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Other	Depositary Shares (5)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Other	Warrants (6)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Other	Purchase Contracts (7)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Other	Subscription Rights (8)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Other	Units (9)	Rule 457(o)	(1)(2)	(1)(2)	—	—	—
	Unallocated (Universal Shelf)	—	Rule 457(o)	(1)(2)	(1)(2)	$100,000,000.00	.00015310	$15,310.00
Secondary Offering:
	Equity	Class A Common Stock, $1.00 par value(10)	Rule 457(c)	9,004,218	$16.99(12)	$152,981,663.82	.00015310	$23,421.50
		Total Offering Amounts (11)				$252,981,663.82	.00015310	$38,731.50
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$38,731.50

(1)

Relying on Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), to register securities and calculate registration fee on the basis of the maximum aggregate offing price of all securities listed in the table. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $100,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(2)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate amount of depositary shares, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of purchase contracts, subscription rights and units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)

Shares of common stock or preferred stock may be issued in primary offerings, upon conversion of debt securities or preferred stock registered hereby or upon the exercise of warrants or subscription rights to purchase preferred stock or common stock.

(4)	The debt securities to be offered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or any thereof, as more fully described herein.
(5)

The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.

(6)	Warrants exercisable for common stock, preferred stock, debt securities or any combination of these securities.
(7)	Purchase Contracts for the purchase or sale of common stock, preferred stock or debt securities.
(8)	Subscription Rights for the purchase of common stock, preferred stock or debt securities.
(9)	Units comprised of any combination of two or more of the other securities.
(10)	Selling Securityholders and their transferees may offer and sell in one or more secondary offerings shares of Class A Common Stock held by the Selling Securityholders.
(11)	The securities registered hereunder may be sold separately, or in a combination with other securities registered hereby.
(12)

The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices reported for the registrant’s Class A common stock on May 1, 2025.